Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Deere & Company Announces Key Leadership Changes

MOLINE, Illinois (September 2, 2025)—Deere & Company has announced key leadership changes as it continues to advance its Smart Industrial Strategy to deliver intelligent, connected machines and solutions that enhance customer economic value.

“We’re focused on building an experienced, purpose-driven leadership team dedicated to improving our customers' success,” said John May, chairman and CEO of Deere & Company. “Each of these leaders brings extensive expertise, a shared vision for innovation, and a deep commitment to delivering value to our customers worldwide.”

Effective November 3, Deanna Kovar has been appointed president, Worldwide Agriculture & Turf Division: Production and Precision Ag, as well as the Americas and Australia markets. In this role, she will have responsibility for major equipment and technology solutions for production-scale agriculture, including large tractors, as well as harvesting and crop care equipment. Kovar was previously president of the company’s Small Ag & Turf business.

Justin Rose will assume the role of president, Worldwide Agriculture & Turf Division: Small Agriculture and Turf, including responsibility for the Europe, Africa, and Asia markets. Rose will be responsible for equipment and technology solutions tailored to support small agricultural and turf customers worldwide, including small tractors, compact utility tractors, hay and forage equipment, and turf care equipment. He recently served as president of Lifecycle Solutions, Supply Management, and Customer Success for Deere.

In addition, Cory Reed has been named president, Lifecycle Solutions, Supply Management, and Customer Success. Reed will manage Deere’s global aftermarket, customer support, supply chain, and business transformation initiatives, focusing on delivering exceptional value and support for customers worldwide. Previously, he was president of the company’s Production and Precision Ag business.

About John Deere:

It doesn't matter if you've never driven a tractor, mowed a lawn, or operated a dozer. With John Deere's role in helping produce food, fiber, fuel, and infrastructure, we work for every single person on the planet. It all started nearly 200 years ago with a steel plow. Today, John Deere drives innovation in agriculture, construction, forestry, turf, power systems, and more.

For more information on Deere & Company, visit us at www.deere.com/en/news/.